UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 29, 2009

______________________

OCCULOGIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51030	59-343-4771
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11025 Roselle Street, Suite 100
San Diego, California 92121
(Address of principal executive offices, including zip code)

(858) 794-1400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 29, 2009, OccuLogix, Inc., or the Company, announced that Eric Donsky resigned from his position as the Company’s Chief Executive Officer, effective immediately. The Company also announced that effective June 29, 2009, Elias Vamvakas, the Chairman of the Board, will serve as the Company’s Interim Chief Executive Officer until a new Chief Executive Officer is appointed.

Mr. Vamvakas is 50 years old and has been the Chairman of the Board of the Company since June 2003 and was the Chief Executive Officer and Secretary of the Company from July 2004 until October 2008.  Mr. Vamvakas co-founded TLC Vision, an eye care services company, where he was the Chairman from 1994 to June 2006 and was the Chief Executive Officer from 1994 to July 2004.  Since November 30, 2006, Mr. Vamvakas has been a member of the board of directors of TearLab, Inc., formerly known as OcuSense, Inc.  Mr. Vamvakas was named to “Canada’s Top Forty Under Forty” in 1996.  In 1999, he was named Ernst & Young’s Entrepreneur of the Year for Ontario in the Emerging Category and Canadian Entrepreneur of the Year for Innovative Partnering.  In 2000, Mr. Vamvakas was recognized by Profit Magazine for managing one of Canada’s fastest growing companies. Mr. Vamvakas received a B.Sc. degree from the University of Toronto in 1981.

TLC Vision

TLC Vision beneficially owns approximately 7.6% of the Company’s issued and outstanding common stock.  Mr. Vamvakas, is a former director of TLC Vision and its past Chairman and CEO.  TLC Vision provides the Company with certain information technology and administrative support for that technology.  During the financial year ended December 31, 2008, the Company paid to TLC Vision an aggregate of approximately $80,091 in respect of these services.

Marchant Securities Inc.

Marchant Securities Inc., or Marchant, is a firm indirectly beneficially owned as to approximately 32% by Mr. Vamvakas and members of his family.  On October 6, 2008, the Company closed the private placement of $2,173,000 worth of common stock pursuant to a securities purchase agreement, dated as of May 19, 2008, by and among the Company, Marchant, and the investors listed on the Schedule of Investors attached thereto as Exhibit A, as amended by the Amending Agreements, dated as of August 29, 2008, and as further amended by the Second Amending Agreement, dated as of October 1, 2008, or the Securities Purchase Agreement.  Pursuant to the Securities Purchase Agreement, the Company sold an aggregate of 869,200 shares of common stock at a per share purchase price of $2.50.

Also on October 6, 2008, the Company prepaid its then outstanding $6,703,500 aggregate principal amount bridge loan, or the Bridge Loan, and accrued interest by issuing 3,304,511 shares of common stock to the lenders at a per share price of $2.125.  The Bridge Loan had been advanced pursuant to a loan agreement, dated as of February 19, 2008, by and among the Company, the lenders listed on the Schedule of Lenders attached thereto as Exhibit A and Marchant, as amended by the Amending Agreement, dated as of May 5, 2008, and as further amended by the Second Amending Agreement, dated as of July 28, 2008.  At the time of the prepayment, the Company also paid $481,200 of the commission remaining owed for placement agency services rendered by Marchant through the issuance of 192,480 shares of common stock at a per share price of $2.50.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

99.1	Press Release of OccuLogix, Inc. dated June 29, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCCULOGIX, INC.

By:	/s/ Robert Walder
Robert Walder
Vice President, Operations

Date:  July 2, 2009